Electronic Articles of Incorporation	P12000034537
For	FILED
April 11, 2012
Sec. Of State
bmcknight
HELPFUL ALLIANCE COMPANY

The undersigned incorporator, for the purpose of forming a Florida profit corporation, hereby adopts the following Articles of Incorporation:

Article I

The name of the corporation is:

HELPFUL ALLIANCE COMPANY

Article II

The principal place of business address:

150 SE 2ND AVENUE 1010

MIAMI, FL. US 33139

The mailing address of the corporation is:

P.O. BOX 220830

HOLLYWOOD, FL. US 33022

Article III

The purpose for which this corporation is organized is:

ANY AND ALL LAWFUL BUSINESS.

Article IV

The number of shares the corporation is authorized to issue is:

250,000,000

Article V

The name and Florida street address of the registered agent is:

STEFANIA BOLOGNA ESQ

150 SE 2ND AVENUE 1010

MIAMI, FL. 33139

I certify that I am familiar with and accept the responsibilities of registered agent.

Registered Agent Signature: STEFANIA BOLOGNA

P12000034537
FILED
Article VI	April 11, 2012
Sec. Of State
The name and address of the incorporator is:	bmcknight

SERGEY GURIN

P.O. BOX 220830

HOLLYWOOD, FL 33022

Electronic Signature of Incorporator: SERGEY GURIN

I am the incorporator submitting these Articles of Incorporation and affirm that the facts stated herein are true. I am aware that false information submitted in a document to the Department of State constitutes a third degree felony as provided for in s.817.155, F.S. I understand the requirement to file an annual report between January 1st and May 1st in the calendar year following formation of this corporation and every year thereafter to maintain “active” status.

Article VII

The initial officer(s) and/or director(s) of the corporation is/are:

Title: P/D

SERGEY GURIN

P.O. BOX 220830

HOLLYWOOD, FL. 33022 US

Article VIII

The effective date for this corporation shall be:

04/11/2012